AMENDMENT NO. 5 TO SECOND AMENDED AND RESTATED
TERM AND REVOLVING CREDIT AGREEMENT

        This Amendment No. 5 (this “Amendment”) to Second Amended and Restated Term and Revolving Credit Agreement is dated as of February 27, 2002 by and among IBM Credit Corporation, a Delaware corporation (“IBM Credit” or “Lender”) and Applied Digital Solutions, Inc. (the “Customer”).

WITNESSETH

        WHEREAS, Customer and Lender have entered into that certain Second Amended and Restated Term and Revolving Credit Agreement, dated as of October 17, 2000 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”);

        WHEREAS, Customer and Lender have entered into the Acknowledgment, Waiver and Amendment No. 1 to Second Amended and Restated Term and Revolving Credit Agreement, dated as of March 30, 2001 (as amended, supplemented or otherwise modified from time to time, “Amendment No. 1”);

        WHEREAS, under Amendment No. 1, Customer and Lender have agreed that (i) Customer would not be obligated to pay the principal amount due under Term Loan A on July 1, 2001 until October 1, 2001 (the “July Principal Amount”) and (ii) Customer would pay the July Principal Amount together with the next principal amount payment due thereafter under Term Loan A on October 1, 2001 (the “October Cumulative Amount”);

        WHEREAS, Customer failed to pay to IBM Credit the October Cumulative Amount;

        WHEREAS, Customer and Lender have entered into Amendment No. 2 to Second Amended and Restated Term and Revolving Credit Agreement, dated as of September 15, 2001 (as amended, supplemented or otherwise modified from time to time, “Amendment No. 2”) to provide, inter alia, that the October Cumulative Amount not be due and payable until January 4, 2002, along with the principal payment currently due on that date (the “January Cumulative Amount”);

        WHEREAS, Customer failed to pay to IBM Credit the January Cumulative Amount on January 4, 2002;

        WHEREAS, based on the Financial Statements provided by Customer for the months of September and October 2001, certain Events of Default have occurred and are continuing as a result of Customer’s non-compliance with certain financial covenants set forth in Section 7.16 of the Credit Agreement.

        WHEREAS, Customer and Lender have entered into Amendment No. 3 to Second Amended and Restated Term and Revolving Credit Agreement, dated as of December 31, 2001 (as amended, supplemented or otherwise modified from time to time, “Amendment No. 3”) to provide, inter alia, that the January Cumulative Amount not be due and payable until January 31, 2002, along with the principal payment currently due on that date;

        WHEREAS, Customer failed to pay to IBM Credit the January Cumulative Amount on January 31, 2002;

        WHEREAS, Customer and Lender have entered into Amendment No. 4 to Second Amended and Restated Term and Revolving Credit Agreement, dated as of January 31, 2002 (as amended, supplemented or otherwise modified from time to time. “Amendment No. 4” to provide, inter alia, that the January Cumulative Amount not be due and payable until March 1, 2002, along with the principal payment currently due on that date (the “March Cumulative Amount”);

        WHEREAS, Customer does not expect to repay the March Cumulative Amount on March 1, 2002, and all other amounts due and payable on such date;

        WHEREAS, Customer has requested that the Lender consent to an amendment to the Credit Agreement so as to postpone the payment date of the March Cumulative Amount to April 2, 2002; and

        WHEREAS, Lender is willing to agree to the requested amendment, but only upon the terms and conditions set forth herein and in consideration of current negotiations to restructure the credit facilities under the Credit Agreement.

        NOW THEREFORE, in consideration of the premises contained herein, any financial accommodation heretofore, now or hereafter made by Lender and for other good and valuable consideration, the parties hereto agree as follows:

I.    Defined Terms. Capitalized terms used herein without definition shall have the meaning ascribed to such terms in the Credit Agreement. Unless otherwise specified, references to an article, a section, a subsection, a schedule, an attachment or an exhibit are to the Credit Agreement.

II.    Conditions Precedent. This Amendment shall become effective upon the receipt by IBM Credit from Customer of this Amendment executed by Customer and Lender.

III.    Acknowledgment.

IV.    Customer acknowledges that the March Cumulative Amount together with the next principal amount shall be due and payable on April 2, 2002.

V.    Amendment.

VI.    The Exhibits to the Credit Agreement are hereby amended by deleting Exhibit 2.3.1 in Amendment No. 4 in its entirety and substituting in lieu thereof Exhibit 2.3.1 attached hereto.

VII.    General Provisions.

VIII.    Representations and Warranties. On and as of the date hereof and after giving effect to this Amendment, Customer hereby confirms, reaffirms and restates the representations and warranties set forth in Section 6 of the Credit Agreement mutuals mutandis except to the extent that such representations and warranties expressly relate to a specific earlier date in which case Customer hereby confirms, reaffirms and restates such representations and warranties as of such earlier date, provided that the references to the Credit Agreement in such representations and warranties shall be deemed to refer to the Credit Agreement as amended prior to the date hereof and pursuant to this Amendment.

IX.    Continuing Effect; No Other Amendments. Except as expressly amended hereby, all of the terms and provisions of the Credit Agreement are and shall remain in full force and effect. The amendments provided for herein are limited to the specific subsections of the Credit Agreement specified herein and shall not constitute an amendment or waiver of, or an indication of the Lender’s willingness to amend or waive, any other provisions of the Credit Agreement or the same subsections for any other date or time period (whether or not such other provisions or compliance with such subsections for another date or time period are affected by the circumstances addressed in this Amendment).

X.    Expenses. Customer agrees to pay and reimburse IBM Credit for all its reasonable costs and expenses incurred in connection with the preparation and delivery of this Amendment, including, without limitation, the reasonable fees and disbursements of counsel in IBM Credit.

XI.    Indemnification. Customer hereby agrees to indemnify and hold harmless Lender and each of its respective officers, directors, consultants, advisors, agents and assigns (collectively, the “Indemnified Persons”) against all losses, claims, damages, liabilities or other expenses (including reasonable attorneys’ fees and court costs now or hereinafter arising from the enforcement of this Amendment, the “Losses”) to which any of them may become subject insofar as such Losses arise out of or are based upon any event, circumstance or condition (a) occurring or existing on or before the date of this Amendment relating to any financing arrangements Lender may from time to time have with (i) the Customer, (ii) any Person that shall be acquired by the Customer or (iii) any Person that the Customer may acquire all or substantially all of the assets of, or (b) directly or indirectly, relating to the execution, delivery or performance of this Amendment or the consummation of the transactions contemplated hereby or thereby or to any of the Collateral or to any act or omission of the Customer in connection therewith. Notwithstanding the foregoing, the Customer shall not be obligated to indemnify Lender for any Losses incurred by Lender which are a result of Lender’s gross negligence or willful misconduct. The indemnity provided herein shall survive the termination of this Amendment.

XII.    Notices. Except as otherwise expressly provided in the Credit Agreement, any notice required or desired to be served, given or delivered hereunder or under any other Loan Documents shall be in writing, and shall be served, given or delivered in accordance with Section 10.12 of the Credit Agreement to the following addresses or number as indicated below.

(a) If to IBM Credit at:

IBM Credit Corporation
1500 Riveredge Parkway
Atlanta, Georgia 30328
Attention: Regional Manager
Facsimile: (770) 644-4826

IBM Global Financing
Special Handling Group
North Castle Drive
Armonk, New York 10504
Attention: Bruce Gordon
Facsimile: (914) 765-6268

(b) if to Customer at: Applied Digital Solutions, Inc. 400 Royal Palm Way, Suite 410 Palm Beach, Florida 33480 Attention: Jerome C. Artigilere Facsimile: (561) 805-8004
With a copy to: Jones, Day, Reavis & Pogue 599 Lexington Avenue New York, New York 10022 Attention: Corinne Ball, Esq. Facsimile: (212) 755-7306	With a copy to: Reimer & Braunstein 3 Center Plaza 6th Floor Boston, MA 02108 Attention: Robert Paul, Esq. Facsimile: (617) 880-3456

XIII.    Counterparts. This Amendment may be executed by one or more of the parties to this Amendment on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Amendment signed by the parties hereto shall be delivered to Customer and Lender.

XIV.    GOVERNING LAW. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK INCLUDING WITHOUT LIMITATION SECTION 5.1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

        IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective proper and duly authorized officers as of the day and year first above written.

IBM CREDIT CORPORATION
By:	/s/ Susan Brubaker for Steven A. Flanagan
Name: Steven A. Flanagan
Title: Manager, Global Special Handling
APPLIED DIGITAL SOLUTIONS, INC.
By:	/s/ Jerome C. Artigliere
Name: Jerome C. Artigliere
Title: Senior Vice President and CFO

EXHIBIT 2.3.1
Term Loan A

Term Loan A Commitment: Twenty Five Million United States Dollars (U.S. $25,000,000)

Term Loan A Finance Charge: as set forth in Attachment A.

Term Loan A Stated Maturity Date: May 25, 2002.

Term Loan A Repayment Schedule. The principal amount of Term Loan A shall be amortized over six (6) years and shall be payable by Customer at the end of each calendar quarter, provided that all unpaid principal of such Term Loan A shall be paid in full on the Term Loan A Stated Maturity Date. Notwithstanding the foregoing, Customer shall have no obligation to pay the March Cumulative Amount until April 2, 2002. Customer shall pay the March Cumulative Amount together with the next principal payment due on April 2, 2002.